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Exhibit 10.126
                               TAKEOVER AGREEMENT


         This TAKEOVER AGREEMENT (hereinafter, this "Agreement") is made and entered into this 15th day of May, 2000, by and between BCC Development and Management Co. (hereinafter, "Owner"), and St. Paul Fire and Marine Company and its wholly owned subsidiary United States Fidelity & Guaranty Company (hereinafter, collectively called "Surety").

                                    RECITALS

         A. On or about September 27, 1998, Owner entered into a Contract with CCI Construction Company, Inc. (hereinafter, "Principal") for the construction of an assisted living community known as Outlook Pointe at Westerville, located in Westerville, Ohio (hereinafter, the "Project"). The construction contract between Principal and Owner, together with all agreed upon Change Orders thereto are collectively referred to as the "Contract."

         B. On or about September 27, 1998, Surety executed a Performance Bond for the Project in the penal sum of $5,589,900 (hereinafter, the "Performance Bond Penal Sum"). On or about September 27, 1998, Surety executed a separate Payment Bond for the Project in the penal sum of $5,589,900 (hereinafter, the "Payment Bond Penal Sum"). The Performance Bond and the Payment Bond are collectively referred to as the "Bonds."

         C. On or about February 22, 2000, Principal voluntarily abandoned the Project, admitting to Owner and Surety that it was in default under the Contract and that it was financially incapable of completing its obligations under the Contract. Shortly thereafter, and at the request of Surety, Owner acknowledged that Principal was in default and that, in light of the default and abandonment by Principal, Owner considered Principal as being terminated from the Project.

         D. On or about March 10, 2000, Owner made a formal written demand upon Surety to cure all defaults and satisfy all obligations of Principal under the Contract pursuant to Surety's obligations under the Bonds.

         E. As of the date of this Agreement, Principal and Owner have agreed upon and finalized seven Change Orders for the Project, a listing of which is attached hereto as Appendix A. Principal has submitted requests for additional claims for extra work pursuant to which it may seek additional compensation and/or time extensions.
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         F. In order to provide for completion of the Project by Surety pursuant to the Bonds, Surety and Owner wish to enter into this Agreement.

                                    AGREEMENT

         NOW THEREFORE, in consideration of Surety agreeing to complete the Work required by the Contract and for other good and valuable consideration, the receipt of which is hereby acknowledged, Surety and Owner hereby agree as follows:

         1. Surety's Agreement To Complete The Contract. Surety hereby agrees to cause the performance of each and every one of the terms, covenants and conditions of the Contract, including all modifications thereto, and agrees to be bound by the Contract. Owner acknowledges that Surety, by its execution of this Agreement, is acting in its capacity as the surety for the Principal in making arrangements for the performance and completion of the Contract, and not as a completing contractor, and that Surety is not assuming any obligation or liabilities beyond those set forth in the Contract and/or Bonds.

         2. Surety's Right To Use Materials. Insofar as Owner has any right, title or interest therein, Owner agrees that Surety, or a Construction Manager completing for it, will have a right to use, without charge, any of the equipment, materials, and appurtenances furnished or supplied to Principal which may be stored on or about the premises of the Project or on which it may have been fabricated for use in connection with the Project, whether or not presently stored at the Project site.

         3. Current Status Of The Contract. Owner and Surety agree that as of the date of this Agreement:

                  (a.) The Contract Sum or Guaranteed Maximum Price under the Contract, including all approved Change Orders is $5,781,540.11.

                  (b.) Pursuant to the Contract, Owner has paid Principal amounts totaling $3,300,307.02.

                  (c.) The difference between the amount in subsection (a.) and subsection (b.) shall be hereinafter referred to as the "Contract Balance," which as of the date of this Agreement is $2,481,233.09. The Contract Balance shall be increased or decreased, as provided for under the terms of the Contract, as a result of certain pending Change Orders to the Contract submitted by the Principal and/or the Owner, and as a result of any Change Orders for extra work (work that is different from, in excess


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                        of, or beyond the scope of the work required by the
                        Contract) requested or required by Owner after the date of the execution of this Agreement.

                  (d.) As of the date of the execution of this Agreement, Owner represents and warrants that, according to the records available to it, the Contract Balance as defined herein is accurate. As of the date of the execution of this Agreement, Surety also represents and warrants that the Contract Balance as defined herein is accurate, and that this representation is made based upon review of all records and information available to Surety, including, without limitation, all records of Principal for the Project. The Parties reserve the right to verify the accuracy of the Contract Balance. The sole remedy of the Parties, should it later be determined that the Contract Balance is inaccurate, is reformation of the Contract Balance to the proper amount.

         4. Owner Agreement To Pay Surety. Owner agrees to pay Surety the total amount of the Contract Balance (as may be adjusted from time to time pursuant to Change Order) less a fixed sum of $70,000 (hereinafter, the "Offset"). The Contract Balance less the Offset is referred to herein as the "Takeover Agreement Balance." The Owner shall make monthly progress payments to Surety based upon amounts of work completed by Surety, as provided for in the Contract, up to a not-to-exceed total equal to the Takeover Agreement Balance. Owner shall not offset monthly progress payments for any consequential damages other than for the Offset as provided herein, but shall be entitled to withhold payments as provided for in the Contract for defective work, incomplete work, retention and satisfaction of liens on the Project. Additionally, Owner shall be entitled to withhold amounts for damages or costs incurred by Owner for any breach by Surety of any covenant or condition set forth in this Agreement including, without limitation, Additional Withholding (as provided for and defined below).

         5. Acknowledgment Of Allfirst Bank Writs. Surety acknowledges that Owner has been served with Writs of Execution and/or Attachment (the "Writs") by Allfirst Bank which designate Owner as a garnishee to satisfy Principal's debt to Allfirst Bank in the amount of $1,600,691.81. Notwithstanding the Writs, Surety has demanded that Owner pay the Takeover Agreement Balance directly to Surety as a condition to its performing under the Bonds. In lieu of initiating an interpleader action and asking a court to adjudicate the respective rights of Surety and Allfirst Bank to funds (if any) that may in the future become due and payable under the terms of the Contract and/or the Bonds, Owner


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has agreed to pay money directly to Surety pursuant to the terms of this
Agreement; provided, however, that Owner's agreement to make such payments to Surety is conditioned upon Surety's agreement to provide full indemnification for all claims and damages as provided for in this Agreement.

         6. Indemnification By Surety. The Surety shall defend, indemnify and hold harmless Owner and its respective past, present and future administrators, officers, directors, shareholders, employees, predecessors, successors, representatives, agents, attorneys, advisers, assigns, transferees, parents, subsidiaries, partners, members, managers, affiliates and legal representatives (hereinafter, collectively, "Indemnitees"), from and against any and all claims, liabilities, damages, losses, costs and expenses (including, without limitation, attorney's fees), arising out of or related in any way to the Writs and/or payments by Owner to Surety pursuant to the terms of this Agreement.

         7. Conditions Of Indemnification. After receiving notice of any claim for which Indemnification would be available under this Agreement ("Indemnified Claim"), the Indemnitee shall, within a reasonable time period, give notice thereof to Surety, provided that the giving of such notice shall not be a condition of indemnification. After receipt of notice of an Indemnified Claim, Surety agrees to bear all reasonable costs and expenses (including attorneys' fees) incurred in connection with the investigation, negotiation, settlement or defense of any Indemnified Claim, and further agrees to provide defense counsel and directly pay all defense costs and damages as incurred. Surety shall have the right to select counsel for defense of any Indemnified Claim, provided that such counsel is reasonably acceptable to Owner. Surety further agrees to indemnify the Indemnitees from and against any liability, damages, losses or settlements which may be incurred as a result of an Indemnified Claim. The Indemnitees agree to cooperate with Surety and provide Surety information regarding the defense of any Indemnified Claims as reasonably required to keep Surety apprised of the status of defense of such claims. The Indemnitees shall at all times use reasonable diligence and prudence in the investigation, settlement and defense of Indemnified Claims.

         8. Completion Contractor. Owner acknowledges that Surety will engage the services of Paul C. Rizzo & Associates, Inc. (hereinafter, "Rizzo") for the performance for the work under the Contract. The Surety shall be represented at the Project by Rizzo. Rizzo will represent the Surety in dealing with the Owner on day-to-day construction issues with respect to the Project. The Surety hereby designates Rizzo to prepare and process monthly requisitions consistent with the terms of the Contract and this


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Agreement. Payments from the Owner shall be made payable to the Surety at the following address, unless and until the Owner is notified in writing of any different addresses:

                  St. Paul Surety Claims
                  ATTN:  Gregory L. Daily, MC41
                  P.O. Box 1138
                  Baltimore, MD  21203-1138

Rizzo shall have, on behalf of the Surety, the authority to negotiate Change Orders for extra work requested or required by the Owner. The Surety, not Rizzo, must approve in writing all Change Orders regardless of the amount of such Change Orders. Rizzo has no authority to negotiate deductive Change Orders, credits, backcharges or net deductions from the Contract or the Contract Balance of any nature whatsoever without the Surety's prior written approval. Any agreements with respect to the warranty work of the Principal or corrective work as a result of latent defects in the work performed by Principal shall require the written approval of the Surety.

         9. Surety's Limit Of Liability Under The Performance Bond. Except as provided for in Paragraphs 6, 7 and 14, the total liability of the Surety under this Agreement and the Performance Bond for completion of the Work under the Contract and payment of all damages incurred by Owner as a result of the defaults of Principal, shall not exceed the sum of (i) all amounts paid to Surety by Owner pursuant to the terms of this Agreement, plus (ii) the Penal Sum of the Performance Bond. All amounts in excess of amounts paid directly to Surety by Owner, properly and reasonably expended to complete the Work under the Contract or compensate Owner for damages resulting from Principal's defaults, shall be credited to Surety against the Penal Sum of the Performance Bond. Nothing in this Agreement constitutes a waiver of such penal sum or an increase in the liability of the Surety under the Performance Bond.

         10. Notices Regarding Completion Of The Work. Owner agrees that it will give Surety prompt notification of any problems, disputes, or claims that occur in respect to the remaining work in the completion of the Contract.

         11. Substantial Completion. Surety agrees to achieve Substantial Completion of the Project within 120 days after execution of this Agreement.

         12. Additional Withholding By BCC. In the event that Surety fails to achieve Substantial Completion within 120 days after execution of this Agreement, Owner shall be entitled to withhold additional amounts of the Contract Balance equal to


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$1500 per day for every day that Surety is late in achieving Substantial
Completion (hereinafter "Additional Withholding"). This provision for Additional Withholding is not intended as compensation for BCC's delay damages should Surety fail to perform, but instead represents allowable withholding under this Agreement whereby BCC shall act as a stakeholder of certain sums. As set forth below, Owner expressly reserves its rights under the Contract, the Bonds and/or this Agreement with respect to any and all damages.


         13. Surety's Obligation To Satisfy All Liens. Surety hereby agrees to satisfy or bond off all currently known liens on the Project (a listing of which is attached hereto as Appendix B) within fourteen (14) days of the execution of this Agreement. Surety further agrees to keep the Project totally free and clear of all liens and encumbrances that have been or may be asserted by any contractor, subcontractor, supplier, or worker. In order to achieve Substantial Completion, the Project must be free and clear of all liens and encumbrances. Surety shall be liable to Owner for all damages incurred by Owner as a result of encumbrances or liens on the Project.

         14. Surety's Limit Of Liability Under The Payment Bond. Except as provided for in Paragraphs 7, 6, and 9, the total liability of Surety under this Agreement and the Payment Bond, for payment of subcontractors and suppliers of Principal and for satisfaction of labor and materialmen liens and payment of other damages incurred by BCC as a result of non-payment of subcontractors and suppliers, shall not exceed the Payment Bond Penal Sum. All amounts properly and reasonably expended by Surety in order to satisfy payment obligations to contractors, subcontractors, suppliers, etc. and otherwise fulfill its obligations under the Payment Bond and Paragraph 13 of this Agreement, shall be credited to Surety against the Penal Sum of the Payment Bond. Nothing in this Agreement constitutes a waiver of such Penal Sum or an increase in the liability of Surety under the Payment Bond.

         15. Surety's Warranty Obligations. Surety shall be obligated to perform or cause to be performed all warranty work required under the terms of the Contract, whether such work is required before or after achievement of Final Completion. All such warranty obligations shall be coextensive with the warranty obligations under the Contract.

         16. Effective Date: This Agreement is effective as of the date first written above.

         17. Binding On Successors. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their


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successors and assigns. Owner and Surety do not intend by any provision of this
Agreement to create any rights in or increase the rights of any third-party beneficiaries, nor to confer any benefits up or enforceable rights under this Agreement or otherwise upon anyone other than Owner and Surety. Specifically, Owner and Surety acknowledge that nothing in this Agreement shall extend or increase the rights of any third-party claimants or the liabilities or obligations of Surety under the Bonds.

         18. Modifications. This Agreement may not be amended or altered in any way except in writing executed by both the parties hereto.

         19. Governing Law. This Agreement shall be governed and controlled by the laws of the State of Ohio.

         20. Entire Agreement. This Agreement, together with the Contract and the Bonds, constitute the whole of the understanding, discussions and agreements by and between Owner and Surety. The terms and provisions of this Agreement are contractual and not mere recitals. Owner and Surety acknowledge that there have been no oral, written or other agreements of any kind as a condition precedent to or to induce the execution and delivery of this Agreement Any written or oral discussion conducted prior to the effective date of this Agreement shall not in any way vary or alter the terms of this Agreement.

         21. Notices. Any notices which are required to be given by the terms of this Agreement, the Contract or the Bonds shall be made in writing as follows:

         As to Owner:

         Robin L. Barker, Esquire
         Balanced Care Corporation
         1215 Manor Drive
         Mechanicsburg, PA  17055

              and

         George B. Foster, Esquire
         Kirkpatrick & Lockhart LLP
         Henry W. Oliver Building
         535 Smithfield Street
         Pittsburgh, PA  15222 - 2312

         As to Surety:

         St. Paul Surety Claims
         Gregory L. Daily, MC41


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         P.O. Box 1138
         Baltimore, MD  21203 - 1138

         22. Interpretation. It is understood and agreed by Owner and Surety that this Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted.

         23. Surety's Reservation Of Rights. Surety expressly reserves all rights, claims or causes of action that it may have against Principal and/or Owner under the Contract, this Agreement and/or the Bonds to seek recovery of any damages incurred by Surety as a result of defaults or breaches by Principal and/or Owner under the Contract and/or this Agreement. Surety also expressly reserves all prior rights, equitable liens and rights to subrogation that would be the Principal's, the laborers' or materialmen's or the Contractor's under the Contract or at law or equity, as well as its own rights dating back to the execution of the Bonds, including but not limited to those rights and remedies that may accrue during the completion of the Contract. No waiver of such rights is agreed to or implied or intended regardless of any provisions of this Takeover Agreement to the contrary.

         24. Owner's Reservation Of Rights. Owner expressly reserves all rights, claims and causes of action that it may have against Principal and/or Surety under the Contract, this Agreement and/or the Bonds to seek recovery of any and all damages incurred by Owner as a result of defaults under and/or breaches of the Contract, this Agreement and/or the Bonds. The rights, claims and causes of action reserved by Owner shall include, without limitation, claims for all damages incurred by Owner as a result of Principal's and/or Surety's defaults. Notwithstanding any language in the Contract to the contrary, the making of payments to Surety as provided for herein shall not constitute a waiver of any rights or claims for damages resulting from breaches of the Contract. By paying the Takeover Agreement Balance to Surety, Owner is merely (i) acknowledging completion of the construction work as required by the Contract (to the extent of the payments) and (ii) allowing Surety to act as the stakeholder of disputed amounts under the Contract. Surety hereby acknowledges that BCC has reserved its rights with respect to damages incurred as a result of defaults of Principal and that BCC has the right to and may assert claims against Surety and/or Principal to recover all such damages.

         25. Contract Unaffected. All terms and condition of the Contract shall be and remain the same.

         26. No Third Party Rights. Other than as set forth below in this paragraph, the parties hereto do not intend by any


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provision of this Agreement to create any third-party beneficiaries nor to confer any benefit upon or enforceable rights or otherwise upon anyone other than the parties hereto. The parties do acknowledge and agree that HCN BCC Holdings, Inc. may select to have the Owner's benefits and rights under this Takeover Agreement in the manner set forth in the Collateral Assignment of Takeover Agreement attached hereto as Appendix C.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first written above, and each of the undersigned personally represent and warrant that they have the full right, power and authority to execute this Agreement on behalf of the respective parties.

                                       Owner


                                       By:  /s/ Robin L. Barber
                                       Name:    Robin L. Barber
                                       Title:   V.P. and Secretary


                                       Surety


                                       By:  /s/ Gregory L. Daily
                                       Name:    Gregory L. Daily
                                       Title:   Surety Claims Manager




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